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                                                                   EX-99.(h)(1)

                                  APPENDIX A

                           WELLS FARGO MASTER TRUST
                           ADMINISTRATION AGREEMENT

          Funds of Wells Fargo Master Trust Covered by This Agreement

Fee of 0.15% of average daily net assets: except that no administration fee will be charged to the Master Trust Portfolios, so long as an administration fee is charged to the Gateway Funds of Wells Fargo Funds Trust.

      C&B Large Cap Value Portfolio
      Disciplined Growth Portfolio
      Diversified Fixed Income Portfolio
      Diversified Stock Portfolio
      Emerging Growth Portfolio/1/
      Equity Income Portfolio
      Equity Value Portfolio
      Index Portfolio
      Inflation-Protected Bond Portfolio
      International Core Portfolio
      International Growth Portfolio
      International Index Portfolio
      International Value Portfolio
      Large Cap Appreciation Portfolio
      Large Company Growth Portfolio
      Managed Fixed Income Portfolio
      Money Market Portfolio
      Small Cap Index Portfolio
      Small Company Growth Portfolio
      Small Company Value Portfolio
      Stable Income Portfolio
      Strategic Small Cap Value Portfolio
      Total Return Bond Portfolio

Most recent annual approval: March 31, 2006
Appendix A amended: November 8, 2006

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/1/ On November 8, 2006 the Board of Trustees approved the establishment of the
    Emerging Growth Portfolio, which is expected to commence operations on or about January 31, 2007.